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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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[_]  Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue.

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III             Lloyd                       I
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   (Last)                           (First)             (Middle)

4550 Gordon Drive
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                                    (Street)

Naples             FL                                34102
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Aldila, Inc. - ALDA

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3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

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4.   Statement for Month/Year

     June, 2001

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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)          Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          6/13/01        P               100,000      A     $1.365   1,015,365(1)      I     By Milfam
                                                                                                                         II, L.P.
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Common Stock                          6/13/01        P               100,000      A     $1.365   832,403(1)        I     By Lloyd I.
                                                                                                                         Miller,
                                                                                                                         III, Trust
                                                                                                                         A-4
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Common Stock                          6/13/01        P               100,000      A     $1.365   539,185(1)        I     By Lloyd I.
                                                                                                                         Miller,
                                                                                                                         III, Trust
                                                                                                                         C
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Common Stock                          6/13/01        P               100,000      A     $1.365   100,000(1)        I     By Milfam
                                                                                                                         I, L.P.
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Common Stock                                                                                     87,290            D

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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest herein.

          Lloyd I. Miller, III                                   7/6/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   3. Statement for Month/Year
    Miller, III     Lloyd            I.           Aldila, Inc. - ALDA                           June, 2001
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 (Continued)                       TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-   7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship        of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:       direct
                                               (Instr. 8)                                End of Month        Direct      Benefi-
                                  (Month/                                                                    (D) or      cial
                                   Day/      Code  V    ----------------------------     (Instr. 3 and 4)    Indirect    Owner-
                                   Year)                Amount    (A) or      Price                          (I)         ship
                                                                  (D)                                        (Instr. 4)
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Common Stock                                                                                3,600(1)             I     By Lloyd I.
                                                                                                                       Miller, III,
                                                                                                                       Trustee GST
                                                                                                                       f/h/o Lloyd
                                                                                                                       I. Miller III
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Common Stock                                                                                5,000(1)             I      By Lloyd I.
                                                                                                                        Miller, III
                                                                                                                        custodian
                                                                                                                        under
                                                                                                                        Florida UGMA
                                                                                                                        for Tyler
                                                                                                                        Dulmage
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Common Stock                                                                                 5,000(1)            I      By Lloyd I.
                                                                                                                        Miller, III
                                                                                                                        custodian
                                                                                                                        under
                                                                                                                        Florida UGMA
                                                                                                                        for Wylie
                                                                                                                        Dulmage
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Common Stock                                                                                  3,000(1)            I     By Lloyd I.
                                                                                                                        Miller, III,
                                                                                                                        co-Trustee
                                                                                                                        with
                                                                                                                        Kimberly I.
                                                                                                                        Miller f/b/o
                                                                                                                        Lloyd I.
                                                                                                                        Miller, IV
                                                                                                                        and
                                                                                                                        Alexandra B.
                                                                                                                        Miller
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Common Stock                                                                                  3,500(1)            I     By Lloyd I.
                                                                                                                        Miller, III,
                                                                                                                        Trustee GST
                                                                                                                        f/b/o
                                                                                                                        Catherine C.
                                                                                                                        Miller
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

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 1. Name and Address of Reporting Person:      2. Issuer Name and Ticker or Trading Symbol   3. Statement for Month/Year

    Miller, III    Lloyd    I.                    Aldila, Inc. - ALDA                           June, 2001
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 (Continued)                                   TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                                    (D) or         cial
                                   Day/     Code    V   ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)


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Common Stock                                                                               3,200(1)              I    By Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      custodian
                                                                                                                      under Florida
                                                                                                                      UGMA for
                                                                                                                      Alexandra B.
                                                                                                                      Miller
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Common Stock                                                                               5,000(1)              I    By Wife
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Common Stock                                                                               3,200(1)              I    By Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      custodian
                                                                                                                      under Florida
                                                                                                                      UGMA for
                                                                                                                      Lloyd I.
                                                                                                                      Miller, IV
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Common Stock                                                                               3,500(1)              I    By Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      Trustee GST
                                                                                                                      Db/o Kimberly
                                                                                                                      I. Miller
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Common Stock                                                                               2,000(1)              I    Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      LLC
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



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